Exhibit 10.1

PATENT PURCHASE AGREEMENT

This Patent Purchase Agreement (the “Agreement”) is entered into and effective as of the Effective Date by and between StemSpine, LLC, a Nevada limited liability company (“StemSpine”), a wholly owned subsidiary of Creative Medical Technology Holdings, Inc., a Nevada corporation (“CELZ”), and Creative Medical Health, Inc., a Delaware corporation (“Seller”). The parties hereby agree as follows:

1.             BACKGROUND

1.1.          Seller owns United States Patent Number 9,598,673 (the “Seller’s Patent” as further defined below).

1.2.          Seller wishes to sell to StemSpine all right, title, and interest in the Seller’s Patent including all enforcement rights.

1.3.          StemSpine wishes to purchase from Seller all right, title, and interest in such the Seller’s Patents free and clear of any restrictions, liens, claims, and encumbrances other than as specified in this Agreement.

2.             DEFINITIONS

“Affiliate” means any Entity in whatever country organized, that controls, is controlled by or is under common control of a party to this Agreement. The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract or otherwise.

“Assigned Patent Rights” means the Seller’s Patent and the additional rights set forth in Section 4.2.

“CELZ Stock” means shares of common stock, par value $0.001, of CELZ.

“CELZ Stock Market Price”) means the closing price of the CELZ Stock based on the thirty (30) trading days trailing average prior to the named event based upon the principal trading market or quotation service by which the CELZ Stock trades.

“Effective Date” is the last date of each party’s signature on the signature line of this Agreement.

“Entity” means any person, corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental unit (or any department, agency, or political subdivision thereof) or any other legal organization.

“Products” means any device, disposable kits, or drugs created from the Technology.

“Seller’s Patent(s)” as defined above, includes (a) U.S. Patent No. 9,598,673 and (b) any and all patents which are subject to a terminal disclaimer with U.S. Patent No. 9,598,673.

“Prosecution Files” means all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance and registration of the Seller’s Patent, and such files, documents and tangible things constituting, comprising or relating to the assertion or enforcement of the Seller’s Patent to the extent that they could be deemed to affect the scope, validity, patentability, or enforceability of the Seller’s Patent.

“Technology” means the technology or know-how represented by Seller’s Patents.

3.             DELIVERY AND PAYMENT

3.1.          Delivery. Seller will send to StemSpine, at Seller’s own expense, the following items (the “Deliverables”) within ten (10) calendar days following the Effective Date:

3.1.1.          Available Materials. If in Seller’s possession, the original ribbon copy issued by the United States Patent and Trademark Office; all available conception and reduction to practice materials; and any copies of the Prosecution Files.

3.1.2.          Merger or Change of Name Documents. A copy of any and all merger or change of name documents (such as those related to a change of an Entity’s name after or upon a merger) or other such documents relating to any of the Seller or its predecessor entities, as necessary to establish chain of title for any of Seller’s Patents, and in a form suitable for recordation with any applicable patent offices.

3.1.3.          Security Agreements. A copy of any and all security agreements and their corresponding releases relating to any of Seller’s Patents.

3.2.          Initial Payment. Within thirty (30) business days of the Effective Date, StemSpine will pay to Seller the amount of $100,000 either by wire transfer of funds or by issuance of 400,000 shares of CELZ Stock, at the option of StemSpine. StemSpine may record assignments with any applicable patent office only on or after the Effective Date.

4.             TRANSFER OF PATENTS AND ADDITIONAL RIGHTS

4.1.          Assignment of Patents. Upon the Effective Date, Seller hereby sells, assigns, transfers, and conveys to StemSpine, or shall have caused its Affiliates to sell, assign, transfer and convey to StemSpine, all right, title, and interest in and to Seller’s Patent.

4.2.          Assignment of Additional Rights. Upon the Effective Date, Seller hereby also sells, assigns, transfers, and conveys to StemSpine, or shall have caused its Affiliates to sell, assign, transfer and convey to StemSpine, all right, title and interest in and to all:

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4.2.1.          inventions, invention disclosures, and discoveries described in the Seller’s Patent to the extent that such inventions, invention disclosures and discoveries could be claimed in any of the Seller’s Patent; and

4.2.2.          causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Seller’s Patent, including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement, and (iv) rights to collect royalties or other payments under or on account of any of the Seller’s Patent and/or any of the foregoing.

4.2.3.          nothing in the above is meant to imply or infer that any other issued patents or pending patent applications are transferred under this Agreement other than those that are related to the Seller’s Patent through terminal disclaimer.

5.            FEES AND ROYALTIES

5.1.          Progress Payments for Autologous Cells. In the event StemSpine determines at its sole discretion to pursue the technology via use of autologous cells, StemSpine shall pay the following fees to Seller, subject to the limitations set forth in Section 5.5 below:

5.1.1.          One hundred thousand dollars ($100,000.00), payable at the option of StemSpine in cash or CELZ Stock at a discount of 30% of the CELZ Stock Market Price upon the signing agreement with a university for the initiation of an IRB clinical trial.

5.1.2.          Two hundred thousand dollars ($200,000), payable at the option of StemSpine in cash or CELZ stock at a discount of 30% of the CELZ Stock Market Price upon completion of the IRB clinical trial.

5.2.          Progress Payments for Allogenic Cells. In the event StemSpine determines at its sole discretion to pursue the technology via use of alloginic cells, StemSpine shall pay the following fees to Seller, subject to the limitations set forth in Section 5.5 below:

5.2.1.          One hundred thousand dollars ($100,000.00), payable at the option of StemSpine in cash or CELZ Stock at a discount of 30% of the CELZ Stock Market Price upon the filing for IND with the FDA.

5.2.2.          Two hundred thousand dollars ($200,000), payable at the option of StemSpine in cash or CELZ stock at a discount of 30% of the CELZ Stock Market Price upon the dosing of the first patient in Phase 1-2 clinical trial.

5.2.3.          Four hundred thousand dollars ($400,000), payable at the option of StemSpine in cash or CELZ stock at a discount of 30% of the CELZ Stock Market Price upon the dosing of the first patient in Phase 3 clinical trial.

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5.3.          Basic Royalty Payments.

5.3.1.          Basic Royalty. Except as provided in Section 5.5 below, for a period of five (5) years commencing on the date the first sale of Products (the “Royalty Period”), StemSpine shall pay to Seller a royalty payment of 5% of the Gross Sales of the Products (the “Basic Royalty”). At the option of StemSpine, the Basic Royalty payments can be satisfied in cash or CELZ Stock at a discount of 30% of the CELZ Stock Market Price determined as of the commencement of the Royalty Period and at the end of each 12 months thereafter during the Royalty Period.

5.3.2.          Gross Sales. The term “Gross Sales” as the term is used in this Agreement, shall mean the gross invoiced amount from sales of Products. All Basic Royalties shall accrue upon the sale of the Products regardless of the time of collection by StemSpine. For purposes of this Agreement, a Product shall be considered “sold” upon the date when such Product is billed, invoiced, shipped or paid for, whichever event occurs first. If StemSpine sells any Products to any party affiliated with it, or in any way directly or indirectly related to or under the common control with StemSpine, at a price less than the regular price charged to other parties, the royalties payable to Seller shall be computed on the basis of the regular price charged to other parties.

5.3.3.          Accounting. Not later than thirty (30) days after each calendar quarter during the Royalty Period and so long as the Basic Royalty is payable under this Agreement, StemSpine shall furnish to Seller a full, complete and accurate statement specifying by customer, the number of units sold, and the gross sales amount for each of the Products sold during the preceding calendar quarter. Each quarterly statement shall be accompanied by payment of the Basic Royalty amounts due Seller under this Agreement, as shown on the statement. Statements shall be provided for each period described in this Section regardless of whether any Products have been sold during such period. The receipt or acceptance by Seller of any royalty statement furnished pursuant to this Agreement, or the receipt or acceptance of any royalty payment made hereunder, shall not prevent Seller from later contesting the validity or accuracy of such statement.

5.4.          Transaction Royalty Payments. Except as provided in Section 5.5 below, in the event of the licensing or sale of Seller’s Patent, or any portion thereof, to a party which is not an Affiliate of StemSpine (a “Third Party Transaction”), StemSpine shall pay to Seller a royalty payment of 50% of the sale price or ongoing payments generated from the Third Party Transaction, including any sublicenses granted by third-party licensee or purchaser (the “Transaction Royalty”). At the option of StemSpine, the Transaction Royalty payments can be satisfied in cash or CELZ Stock at a discount of 30% of the CELZ Stock Market Price determined as of the Third Party Transaction. StemSpine shall notify Seller of any Third Party Transaction not less than ten (10) business days prior to entering into any binding agreement (the “Transaction Notice Period”) and shall furnish information reasonably required to determine the amount of the Transaction Royalty. During the Transaction Notice Period, the Seller shall have the right to object to the proposed transaction, in which event StemSpine shall not enter into the Third Party Transaction. Seller shall not unreasonably object to any Third Party Transaction.

5.5.          Limitation on Payments. Notwithstanding the requirement for payments under Sections 5.1, 5.2, 5.3, or 5.4, the aggregate amount of payments payable under such sections shall not exceed $2,500,000, and once StemSpine has paid such amount, it shall have no further obligation for any payments under Sections 5.1, 5.2, 5.3, or 5.4.

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6.             REPORTS, AUDITS, AND PAYMENTS

6.1.          Maintenance of Records. StemSpine shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Products manufactured, used, sold, offered for sale, and imported and Sublicense fees received under this Agreement. Such records shall be retained by StemSpine for at least five (5) years following a given reporting period.

6.2.          Audit Costs. All records shall be available during normal business hours for inspection at the expense of Seller by Seller’s Internal Audit Department or by a Certified Public Accountant selected by Seller and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to Seller any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then StemSpine shall pay the cost of the audit as well as any additional sum that would have been payable to Seller had StemSpine reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to Seller up to the date when such payment is actually made by StemSpine. For underpayment not in excess of five percent (5%) for any twelve (12)-month period, StemSpine shall pay the difference within thirty (30) days without interest charge or inspection cost.

6.3.          Payments.

6.3.1.          U.S. Funds. All fees, reimbursements and royalties due Seller shall be paid in United States dollars and shall be delivered by wire transfer from a U.S. bank.

6.3.2.          Late Payments. In the event fees or royalties payable under this Section 6 are not received by Seller when due, StemSpine shall pay to Seller interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by Seller.

6.3.3.          Taxes. Taxes imposed by any governmental agency on any payments to be made to Seller by StemSpine hereunder shall be paid by StemSpine without deduction from any payment due to Seller hereunder.

7.             ADDITIONAL OBLIGATIONS

7.1.          Further Cooperation. At the reasonable request of StemSpine, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto StemSpine the benefit of the transactions contemplated hereby. To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution Files, Seller will ensure that it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) Seller gave StemSpine prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution Files. In addition, Seller will continue to prosecute, maintain, and defend the Seller’s Patents at its sole expense until the Effective Date. To the extent that any conception and reduction to practice information is not provided as part of the Deliverables, Seller shall promptly respond to StemSpine’s requests for any such additional information that may exist, if needed by StemSpine in connection with the prosecution and enforcement of the Patents.

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7.2.          Payment of Fees. Seller will pay any maintenance fees, annuities, and the like due or payable on the Patents until the Effective Date. Seller hereby gives StemSpine power-of-attorney to (a) execute documents in the name of Seller in order to effectuate the recordation of the transfers of any portion of the Patents in an governmental filing office in the world and (b) instruct legal counsel to take steps to pay maintenance fees and annuities that Seller declines to pay and to make filings on behalf of Seller prior to the Effective Date and otherwise preserve the assets through the Effective Date. Such power-of-attorney is irrevocable and coupled with an interest.

7.3.          Conduct. Seller shall not engage in any act or conduct, or omit to perform any necessary act, the result of which would invalidate any portion of any of Seller’s Patents or render any portion of them unenforceable.

8.             REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to StemSpine as follows that as of the Effective Date:

8.1.          Authority. Seller is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. Seller has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment and transfer of the Assigned Patent Rights to StemSpine.

8.2.          Title and Contest. Seller or its Affiliate owns all right, title, and interest to the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Seller’s Patent. Seller and its Affiliates have obtained and properly recorded previously executed assignments for the Seller’s Patent as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Seller’s Patent is free and clear of (a) any restrictions and encumbrances including without limitation any pledge, charge, hypothecation, liens, claim, mortgage, security interest, license, covenant not to sue, or other restrictions and encumbrances, (collectively “Restrictions and Encumbrances”) and (b) any agreement to create any Restrictions and Encumbrances. There are no existing binding contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Seller’s Patent.

8.3.          No Existing Licenses. After the Effective Date, none of Seller or its Affiliates, any prior owner, or any inventor will retain any rights or interest in the Seller’s Patent. Prior to the Effective Date, Seller has not granted any licenses or rights in the Seller’s Patent.

8.4.          Validity and Enforceability. The Seller’s Patent has never been found invalid, unpatentable, or unenforceable for any reason in a final decision in any administrative, arbitration, judicial or other proceeding. Seller has not generated, or authorized the preparation of, any correspondence, filings or other documents pursuant to which Seller has (i) put a third party on notice of actual or potential infringement of any of the Seller’s Patent, (ii) formally invited any third party to enter into a license under the Seller’s Patent, or (iii) initiated any enforcement action with respect to the Seller’s Patent.

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8.5.          Other Actions. Seller has no knowledge of any materials related to any actions, suits, investigations, claims, or proceedings threatened, pending, or, to Seller's knowledge, in progress relating in any way to the Seller’s Patent.

8.6.          Conduct. There is no obligation imposed by a standards-setting organization on Seller or StemSpine to license any of the Patents on particular terms or conditions.

8.7.          Fees. All maintenance fees, annuities, and the like due or payable on Seller’s Patent have been timely paid. For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future.

9.             MISCELLANEOUS

9.1.          Disclaimer of Representations and Warranties. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 8, AND EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.2.          Limitation of Liability. EXCEPT IN THE EVENT OF BREACH OF ANY OF THE REPRESENTATIONS AND WARRANTIES BY SELLER SET FORTH IN SECTION 8, NEITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL EXCEED THE PURCHASE PRICE SET FORTH IN SECTION 5. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS SECTION 9.2 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

9.3.          Limitation on Consequential Damages. NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

9.4.          Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

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9.5.          Confidentiality of Terms. The parties hereto will keep the terms and existence of this Agreement and the identities of the parties hereto and their Affiliates confidential and will not now or hereafter divulge any of such information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including, without limitation, in confidence to legal and financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, insurers, indemnitors, indemnitees, banks and financing sources and their advisors solely in connection with complying with its obligations under this Agreement; (e) by StemSpine, in order to perfect StemSpine’s interest in the Assigned Patent Rights with any governmental agency (including, without limitation, recording assignment in any governmental patent office); (f) by StemSpine, in the course of any legal proceeding to support any claim or defense; (g) to inform either party’s existing licensees or prospective licensees of the Seller’s assignment to StemSpine of the Seller’s Patent (provided that Seller shall not identify StemSpine); or (h) to enforce StemSpine’s right, title, and interest in and to the Assigned Patent Rights; provided that, in (b) and (c) above, (i) to the extent permitted by law, the disclosing party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party will provide the other party with at least ten (10) calendar days’ prior written notice of such disclosure. Notwithstanding the foregoing, Seller hereby grants StemSpine the right to cause CELZ to file a report on Form 8-K with the Securities and Exchange Commission disclosing the material terms of the Agreement and to file this Agreement as an exhibit to this report or any subsequent filing.

9.6.          Governing Law; Venue/Jurisdiction. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Nevada, without reference to its choice of law principles to the contrary. Seller irrevocably consents to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement.

9.7.          Notices. Any notice, demand, request, waiver or other communication required or permitted to be given pursuant to this Agreement must be in writing (including electronic format) and will be deemed by the parties to have been received (i) upon delivery in person (including by reputable express courier service) at the address set forth below; (ii) upon delivery by facsimile (as verified by a printout showing satisfactory transmission) at the facsimile number designated below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); (iii) upon delivery by electronic mail (as verified by a printout showing satisfactory transmission) at the electronic mail address set forth below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); or (iv) upon three business days after mailing with the United States Postal Service if mailed from and to a location within the continental United States by registered or certified mail, return receipt requested, addressed to the address set forth below. Any party hereto may from time to time change its physical or electronic address or facsimile number for notices by giving notice of such changed address or number to the other party in accordance with this section.

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If to StemSpine at:	StemSpine, LLC
2819 Camino Del Mar, Unit #13
Del Mar, CA 92014
Attention: Donald Dickerson, Manager
Email Address: coo@creativemedicalhealth.com

With a copy (which will not constitute notice) to:	Ronald N. Vance, Esq.
Vance, Higley & Associates, P.C.
1656 Reunion Avenue, Suite 250
South Jordan, UT 84095
Facsimile No. (801) 446-8803
Email Address: ron@vancelaw.us

If to Seller at:	Creative Medical Health, Inc.
2007 W Peoria Ave
Phoenix, AZ 85029
Attention: Timothy Warbington, CEO
Email Address: timwarbington@yahoo.com

9.8.          Relationship of Parties. The parties hereto are independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

9.9.          Remedies. Seller’s sole and exclusive remedy in the event of any claim, dispute, or controversy under this Agreement will be the recovery of money damages, subject to the disclaimer and limitations set forth in this Agreement, including, without limitation, those in Sections 9.1 through 9.3.

9.10.         Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid or unenforceable provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

9.11.         Waiver. Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

9.12.         Agreement Non-Transferable. The Seller may not assign or otherwise transfer this Agreement, or any rights or obligations under this Agreement, to any third party without the prior written consent of StemSpine.

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9.13.         Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior agreements, understandings, negotiations, and discussions. Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement. No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement.

9.14.         Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the execution date set forth below.

StemSpine, LLC

Date: May 17, 2017	By:	/s/ Donald Dickerson
Donald Dickerson, Manager

Creative Medical Health, Inc.

Date: May 17, 2017	By:	/s/ Timothy Warbington
Timothy Warbington, CEO

Creative Medical Technology Holdings, Inc. hereby agrees to furnish the stock consideration under Sections 3.2, 5.1, 5.2, 5.3, and 5.4, of this Agreement upon the direction of StemSpine, and subject to compliance with applicable state and federal securities laws.

Creative Medical Technology Holdings, Inc.

Date: May 17, 2017	By:	/s/ Timothy Warbington
Timothy Warbington, CEO

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